Filed Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement No. 333-138662
Issuer Free Writing Prospectus, dated November 14, 2006

This Free Writing Prospectus relates only to the Convertible Preference Shares of Bunge Limited and should only be read together with the Preliminary Prospectus Supplement dated November 14, 2006 relating to the Convertible Preference Shares.

BUNGE LIMITED

6,000,000 Shares

4.875% Cumulative Convertible Perpetual Preference Shares
(Liquidation Preference $100 per share)

Defined terms used herein, but not otherwise defined, shall have the meanings assigned to them in the Preliminary Prospectus Supplement dated November 14, 2006.  See the “Description of Convertible Preference Shares” in the Preliminary Prospectus Supplement relating to this offering of Convertible Preference Shares.

On November 14, 2006, S&P lowered Bunge’s corporate credit and senior unsecured debt rating from “BBB” to “BBB-”.

Convertible Preference Shares Issued:	6,000,000
Over-Allotment Option:	900,000
Dividends:	Annual dividends of $4.875 per Convertible Preference Share cumulative from November 20, 2006
Dividend Payment Dates:	March 1, June 1, September 1 and December 1, beginning March 1, 2007
Initial Conversion Price:	$92.20 per Convertible Preference Share
Initial Conversion Rate:	1.0846 common shares per Convertible Preference Share
Gross Proceeds (before discounts and commissions and expenses):	$600,000,000
Trade Date:	November 14, 2006
Settlement Date:	November 20, 2006
CUSIP:	G16962204
Adjustment of Conversion Rate
Upon a Fundamental Change:

The following table sets forth the Share Price, Effective Date and the increase in the conversion rate, expressed as a number of additional common shares to be received for each Convertible Preference Share upon a conversion in connection with a Fundamental Change.

Additional Common Shares

	Effective Date December 1,
Share Price (1)	Nov. 14, 2006	2007	2008	2009	2010	2011	Thereafter
$65.86	0.4338	0.4338	0.4338	0.4338	0.4338	0.4338	0.4338
$70.00	0.3810	0.3744	0.3709	0.3723	0.3734	0.3732	0.3732
$75.00	0.3277	0.3185	0.3127	0.3126	0.3133	0.3133	0.3133
$80.00	0.2841	0.2722	0.2637	0.2613	0.2611	0.2611	0.2611
$85.00	0.2486	0.2344	0.2229	0.2174	0.2155	0.2154	0.2154
$90.00	0.2198	0.2036	0.1895	0.1803	0.1755	0.1751	0.1751
$95.00	0.1964	0.1789	0.1624	0.1472	0.1363	0.1341	0.1341
$100.00	0.1776	0.1592	0.1412	0.1232	0.1074	0.1021	0.1021
$105.00	0.1620	0.1435	0.1246	0.1046	0.0846	0.0739	0.0739
$110.00	0.1491	0.1308	0.1118	0.0907	0.0677	0.0492	0.0492
$115.00	0.1383	0.1205	0.1017	0.0805	0.0562	0.0299	0.0299
$120.00	0.1290	0.1120	0.0939	0.0731	0.0488	0.0233	0.0233
$125.00	0.1210	0.1049	0.0876	0.0677	0.0444	0.0000	0.0000
$150.00	0.0922	0.0807	0.0680	0.0535	0.0370	0.0000	0.0000
$175.00	0.0732	0.0653	0.0563	0.0458	0.0337	0.0000	0.0000
$200.00	0.0592	0.0539	0.0477	0.0402	0.0312	0.0000	0.0000

(1)             The Share Prices set forth in the table will be adjusted as of any date on which the Conversion Price is adjusted. The adjusted Share Prices will equal the Share Prices applicable immediately prior to the adjustment multiplied by a fraction, the numerator of which is the Conversion Price as so adjusted and the denominator of which is the Conversion Price immediately prior to the adjustment to the Conversion Price. In addition, the number of additional shares in the table will be subject to adjustment in a manner corresponding to the adjustments made in the Conversion Price.

Notwithstanding the foregoing, in no event will the total common shares issuable upon conversion of the Convertible Preference Shares above exceed 1.5184 common shares per $100.00 liquidation preference per Convertible Preference Share, subject to adjustments in the same manner as the Conversion Price is adjusted.

Bunge Limited has filed a registration statement with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the related prospectus supplement and the other documents Bunge Limited has filed with the SEC for more complete information about Bunge Limited and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus supplement if you request it by calling toll-free 800-221-1037.